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                              STANDSTILL AGREEMENT

         This Agreement is made as of this 16th day of January, 2001, between eToys Inc. and all its domestic Subsidiaries and Affiliates ("eToys") and the Informal Committee of Unsecured Creditors of eToys (the "Committee").

                               W I T N E S S E T H

         WHEREAS, on January 10, 2001 (the "Committee Organization Date"), the Committee organized itself, at the request of eToys, and as initially organized is comprised of the following companies: Mattel, Inc. (Chairperson) Hasbro, Lego Systems, Inc., R.R. Donnelley & Sons Company, Staffmark Investments, LLC, Fir Tree Capital, Pacific Asset Management; and

         WHEREAS, the Committee has advised eToys that it has retained the services of Traub, Bonacquist & Fox LLP ("TB&F") as its counsel; and

         WHEREAS, eToys is desirous of entering into an out of court composition, extension or other acceptable agreement providing for the treatment of its outstanding claims (the "Composition Agreement') and further, eToys has agreed to allow the Committee a reasonable period of time to conduct such due diligence as it may require to determine the feasibility and advisability of entering into such a Composition Agreement (the "Standstill Period"), and

         WHEREAS, other than as provided in paragraph 2 of this Agreement, eToys has agreed that during the Standstill Period it shall make no payments, transfers or returns of merchandise on account of any its debts or obligations to anyone that arose or accrued prior to the date of this Agreement, without the written consent of the Committee.

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         NOW THEREFORE, for valuable consideration, including the forbearance of each Committee member, the parties hereby agree as follows:

         1. This Agreement shall remain in effect and shall terminate on the earlier of: (a) 5:00 p.m. (Pacific Time) on January 31, 2001; (b) the Committee and eToys agree, in a writing executed in the same manner as this Agreement, to modify, replace or terminate this Agreement; (c) eToys defaults under or otherwise violates the terms of this Agreement and the Committee terminates this Agreement or an order for relief under the Bankruptcy Code is entered against eToys or an assignment for the benefit of creditors is executed by eToys (collectively, the "Termination Date").

         2. During the Standstill Period, eToys shall make no payments, transfers or returns of merchandise on account of any of its past due debts as of the date of this Agreement including, but not limited to, goods or merchandise that were shipped or delivered prior to the date of this Agreement; PROVIDED HOWEVER, during the Standstill Period, eToys shall use funds to maintain its existing operations substantially in accordance with a budget to be agreed upon.

         3. During the Standstill period, eToys shall conduct its business in the ordinary course and shall take no action, without the prior written consent of the Committee and sell or otherwise transfer its assets, including inventory, via bulk sale(s) or otherwise, outside of the ordinary course of its business.

         4. Subject to the separate letter agreement, eToys will pay the reasonable fees and expenses incurred by the Committee's professionals during the period between the Committee Organization Date and the Termination Date. Contemporaneously with the execution of this Agreement, eToys will wire transfer $165,000 to TB&F. At the conclusion of the

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Standstill Period, TB&F shall provide eToys, and its counsel, with a billing statement setting forth the identity of each TB&F professional who has performed services for and on behalf of the Committee, the rate charged by each such professional, and the aggregate time spent by each for the service provided. TB&F acknowledges that during the Standstill Period no legal services shall be provided for any individual Committee Member or on behalf of any other entity other than the Committee in connection with eToys and/or this Agreement. TB&F will also forward copies of the expenses incurred by the Committee member.

         5. During the Standstill Period, and so long as eToys has complied with all of its obligations under the Standstill Agreement, the members of the Committee will (a) forebear from exercising such rights as they may have against eToys for payment or collection of sums that may be due to them, and (b) either jointly or individually, forebear from participating in the filing of an involuntary bankruptcy proceeding or state court receivership against eToys. Such forbearance is not a waiver of any portion of the claims of any Committee member.

         6. This Agreement does not create a joint venture or create a partnership between the parties.

         7. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior agreements and understandings are merged herein and there are no oral understandings apart form the terms of this Agreement. This Agreement may be altered, amended or modified only by a written instrument signed by all parties to this Agreement.

         8. This Agreement and any issues arising hereunder will be governed by the laws of the State of California.

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         9. This Agreement may be executed in one or more counterparts, including facsimile transmittals, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement the day and year first above written.

                                       ETOYS INC.

                                       By: /s/ Peter Juzwiak

                                       Title: Vice President and General Counsel

                                       Printed Name: Peter Juzwiak


                                       THE INFORMAL COMMITTEE OF
                                       UNSECURED CREDITORS

                                       By: __________________________________

                                       Committee Member:_____________________

                                       Company: _____________________________

                                       Printed Name: __________________________